Exhibit 16.1




United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of the Current Report on Form 8-K of Cinema Ride, Inc. dated March 29, 2001, and agree with the statements made therein insofar as they relate to the accounting firm of Hollander, Lumer & Co. LLP.



/s/ Hollander, Lumer & Co. LLP
Los Angeles, California
April 6, 2001